Exhibit 99.1

1-800-FLOWERS.COM® Reports Net Income Growth of 23 Percent to $21.1 Million, or $0.32 per Diluted Share and EBITDA* Growth of 9.3 Percent to $57.7 Million, on Revenues of $919.4 Million for its Fiscal Year 2008

Fiscal 2008 Full-Year Highlights:

  Net income for the year increased 23 percent to $21.1 million, or $0.32 per diluted share, compared with $17.1 million, or $0.26 per diluted share, in the prior year.
  EBITDA* grew 9.3 percent to $57.7 million compared with $52.8 million in the prior year, reflecting enhanced operating expense leverage. (*Earnings before Interest, Taxes, Depreciation and Amortization. A reconciliation of Net Income to EBITDA is included as part of the tables attached to this release.)
  Free Cash Flow (defined as net cash provided by operating activities less capital expenditures) increased 165 percent to $38 million compared with approximately $14.3 million in the prior year.
  Operating Expense Ratio (excluding depreciation and amortization) improved 70 basis points to 36.5 percent while Gross Profit Margin declined 20 basis points to 42.8 percent compared with the prior year.
  Total revenues increased 0.7 percent, or $6.8 million, to $919.4 million.

Fiscal 2008 Fourth Quarter Highlights:

  Net income for the quarter was $4.3 million, or $0.07 per diluted share, compared with $6.6 million, or $0.10 per diluted share, in the prior year period. Adjusted for factors that the Company considers non-comparable including, among others, the shift of the Easter holiday into the Company’s fiscal third quarter, net income and earnings per diluted share and the following financial results would have been essentially unchanged compared with the prior year period.
  EBITDA was $12.2 million compared with $17.1 million in the prior year period.
  Operating Expense Ratio (excluding depreciation and amortization) was 36 percent compared with 35.3 percent in the prior year period while Gross Profit Margin was 41.5 percent, compared with 42.7 percent in the prior year period.
  Total revenues were $219.8 million, compared with $231.8 million in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported net income growth of 23 percent to $21.1 million, or $0.32 per diluted share for its fiscal year ended June 29, 2008, compared with $17.1 million, or $0.26 per diluted share, in the prior year period. The Company said EBITDA grew 9.3 percent to $57.7 million for fiscal 2008, compared with $52.8 million in the prior year period, reflecting reduced operating expenses.

The Company continued to improve its operating expense ratio (excluding depreciation and amortization) by 70 basis points to 36.5 percent for fiscal 2008 by leveraging its business platform. Gross Profit Margin for fiscal 2008 declined 20 basis points to 42.8 percent compared with the prior year, primarily reflecting increased promotional activity and higher fuel surcharges from third party shippers. Total revenues for the fiscal year increased 0.7 percent, or $6.8 million, to $919.4 compared with $912.6 million in the prior year.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “We are pleased with our strong EPS and EBITDA growth in fiscal 2008, which was achieved despite a challenging economic environment that impacted consumer spending throughout the year. Despite slower sales growth, we continued to drive double-digit bottom-line growth and generated free cash flow of $38 million for the year. These results were achieved by leveraging our business platform to reduce costs while targeting our marketing and merchandising initiatives to achieve profitable growth. This strategy has enabled us to offset lower consumer spending and rising fuel surcharges from our third-party shipping providers. Most important, this focus positions us well for continued strong bottom-line growth in our current fiscal year. During fiscal 2009, we anticipate further improvements in our operating expense ratio as well as enhanced revenue growth from our acquisitions and organic business initiatives.”

McCann said the Company’s BloomNet Wire Service continued to grow its top and bottom line metrics at a double digit pace during fiscal 2008, with revenue increasing approximately 21 percent to $53.5 million and category contribution margin increasing 30.7 percent to $18.5 million. “BloomNet continues to gain market share by leveraging its position as the wire service industry’s leading innovator, offering florists both a superior value proposition and a growing suite of products and services – such as our unique digital directory – that help our florists in the current challenging economy,” he said. In terms of product sales, McCann noted that the Company recently enhanced BloomNet’s growth outlook through a small asset acquisition in July. These assets will expand BloomNet’s existing product offering and enable the company to deepen its relationships with professional florists as their preferred wire service.

For the Company’s fiscal 2008 fourth quarter, net income was $4.3 million, or $0.07 per diluted share, compared with $6.6 million, or $0.10 per diluted share in the prior year period. EBITDA was $12.2 million compared with $17.1 million in the prior year period. Gross profit margin was 41.5 percent, down 120 basis points compared with 42.7 percent in the prior year period while operating expense ratio increased 70 basis points to 36 percent compared with 35.3 percent in the prior year period.

Total revenues for the fiscal fourth quarter were $219.8 million, compared with $231.8 million in the prior year period. It is important to note that the Company’s fiscal 2008 fourth quarter results reflect the impact of several factors that the Company considers non-comparable, including among others, the shift of the Easter Holiday into the Company’s fiscal third quarter, the operating costs associated with its acquisition of DesignPac Gifts LLC (with minimal offsetting seasonal revenues) and the inclusion in the prior year period of revenues and profits associated with BloomNet’s Floral Design Guide, which is sold once every three years. Adjusting for these factors, the Company believes its results for the fiscal 2008 fourth quarter would have been essentially unchanged compared with the prior year period.

Category Results:

The Company provides selected financial results for its Floral and Gifts business categories in the tables attached to this release and as follows:

  Consumer Floral: For fiscal 2008, revenues in this category increased slightly to $491.7 million compared with $491.4 million in the prior year. Revenues for the fiscal fourth quarter were $149 million, down 3.2 percent compared with $154 million in the prior year period, primarily reflecting the shift of the Easter holiday into the Company’s third quarter. Gross profit margin for both fiscal 2008 and the fiscal fourth quarter was 38.7 percent, compared with 39.3 percent and 40.2 percent, respectively, in the corresponding prior year periods. Category contribution margin for the fiscal year was $63 million compared with $65.2 million in the prior year. For the fiscal fourth quarter, category contribution margin was $20.2 million compared with $24.7 million in the prior year period. The Company defines category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.
  BloomNet Wire Service: For fiscal 2008, revenues increased 20.5 percent to $53.5 million compared with $44.4 million in the prior year. Revenues for the fiscal fourth quarter increased 4.2 percent to $15.5 million compared with $14.8 million in the prior year period. Adjusted for the prior year period’s inclusion of approximately $2 million related to BloomNet’s Floral Selection Guide, sales of which occur only every third year, revenue growth would have been comparable to the fiscal 2008 full year growth rate. Gross profit margin for fiscal 2008 was 56.2 percent compared with 56 percent in the prior year. For the fiscal fourth quarter, gross profit margin was 56.8 percent compared with 56.3 percent in the prior year period. Category contribution margin for fiscal 2008 increased 30.7 percent to $18.5 million compared with $14.2 million in the prior year period. For the fiscal fourth quarter, category contribution margin increased 10.4 percent to $5.9 million compared with $5.4 million in the prior year period.
  Gourmet Food and Gift Baskets: For fiscal 2008, revenues increased 1.9 percent to $196.3 million compared with $192.7 million in the prior year. Revenues for the fiscal fourth quarter declined 11.9 percent to $22.9 million compared with $25.9 million in the prior year period, primarily reflecting the shift of the Easter holiday into the Company’s third quarter during the fiscal year. Gross profit margin for fiscal 2008 was 46.7 percent compared with 45.8 percent in the prior year period. For the fiscal fourth quarter, gross profit margin was 42.5 percent compared with 44.7 percent in the prior year period. Category contribution margin for fiscal 2008 was $24.6 million, down 6.8 percent compared with $26.4 million in the prior year period, primarily reflecting the operating costs associated with the Company’s acquisition of DesignPac Gifts, (with minimal offsetting seasonal revenues) in April 2008. For the fiscal fourth quarter, category contribution margin was a loss of $1.7 million, compared with a profit of $793,000 in the prior year period, reflecting both the operating losses associated with the DesignPac Gifts acquisition and the shift of the Easter holiday into the Company’s fiscal third quarter.

  Home and Children’s Gifts: Revenues for fiscal 2008 were $180.2 million, down 3.6 percent compared with $186.9 million in the prior year, primarily reflecting the elimination of the Madison Place and Problem Solvers titles that had launched in fiscal 2007. Revenues during fiscal 2008 for the category’s core business brands, including Plow&Hearth, Wind and Weather, HearthSong and Magic Cabin, were comparable with the prior year period. For the fiscal fourth quarter, revenues were $32.9 million, down 12.2 percent compared with $37.4 million in the prior year period. Gross profit margin for fiscal 2008 was 45.2 percent compared with 45.9 percent in the prior year period. For the fiscal fourth quarter, gross profit margin was 46 percent compared with 45.5 percent in the prior year period. Category contribution margin for fiscal 2008 was $3.4 million, representing an improvement of $4.7 million compared with a loss of $1.2 million in the prior year period. This reflects significant improvements achieved in the category’s operating expenses including reduced marketing expenses related to the discontinued titles. For the fiscal fourth quarter, category contribution margin was a profit of $226,000 compared with a loss of $111,000 in the prior year period.

In terms of its key customer metrics, the Company said 6.8 million e-commerce customers placed orders during fiscal 2008, of which approximately 50 percent were repeat customers. During fiscal 2008, the Company attracted more than 3.4 million new customers. For the fiscal fourth quarter, more than two million e-commerce customers placed orders with repeat customers representing 61 percent of the total. During the quarter, the Company attracted approximately 800,000 new e-commerce customers. “We believe these customer metrics illustrate our ability to leverage the strength of our brand to attract millions of new customers while deepening our relationships with our existing customers by helping them to connect and express themselves to the important people in their lives,” noted McCann.

COMPANY GUIDANCE:

For fiscal 2009, while the Company does not anticipate any significant improvement in the current economic environment, it expects to achieve revenue growth in excess of 10 percent compared with the prior year period. Revenue growth is expected to come from a combination of organic initiatives and contributions from its recent acquisitions. Among the organic initiatives that the Company believes will help drive profitable growth are:

--	The first year benefit from the exclusive relationship with Martha Stewart Living Omnimedia for both 1-800-FLOWERS.COM and BloomNet;
--	BloomNet's expanded products and service offerings, designed to deepen its relationship with florists and increase market share gains;
--	Fannie May's continued strong ecommerce channel growth;
--	Cheryl&Co. and The Popcorn Factory's new product introductions, increased customization capabilities and new website launches; and
--	Increased focus on cross-marketing and merchandising across all enterprise brands.

  Combined with its anticipated revenue growth, the Company expects fiscal 2009 EBITDA growth of approximately 15 percent and EPS growth of approximately 20 percent. Despite the macro economy, the Company anticipates improving gross profit margins in most of its businesses through a combination of sourcing, product mix and pricing initiatives. However, reflecting the lower wholesale gross margin associated with its recently acquired DesignPac Gifts business, the Company expects consolidated gross profit margin will decline slightly in fiscal 2009. The Company expects to further enhance its operating expense ratio by approximately 50-to-100 basis points in fiscal 2009 through the ongoing leveraging of its business platform.
  In terms of seasonality for fiscal 2009, the Company anticipates that its quarterly revenues will be in the following ranges:
--	Q1 = 14-to-16 percent of total revenues
--	Q2 = 38-to-40 percent of total revenues
--	Q3 = 21-to-23 percent of total revenues
--	Q4 = 23-to-25 percent of total revenues

McCann said, “It is important to note that we were able to drive strong results in EPS, EBITDA and free cash flow, despite the macro economy, by continuing to focus on the key strategic priorities that we have told you about in the past, including:

--	Leverage the strength of our brand to deepen our relationship with our millions of customers as their preferred florist and gift shop;
--	Seek profitable growth by focusing on our key business categories and targeting our marketing and merchandising programs;
--	Improve our operating expense ratio by leveraging our platform to take costs out of our business.

“Looking ahead, we will continue to focus on these strategic priorities and we anticipate achieving improved, profitable revenue growth and continued double digit bottom-line growth for fiscal 2009 and beyond,” said McCann.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and a provider of specialty gifts for all occasions. For more than 30 years, 1-800-FLOWERS.COM, Inc. has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM® (1-800-356-9377 or www.1800flowers.com), one of the top 50 online retailers by Internet Retailer, as well as 2008 Laureate Honoree by the Computerworld Honors Program and the recipient of ICMI’s 2006 Global Call Center of the Year Award, offers the best of both worlds: exquisite arrangements created by some of the nation’s top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight “Fresh From Our Growers®” As always, 100% satisfaction and freshness are guaranteed. The Company’s BloomNet® (www.mybloomnet.net) international floral wire service provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May Confections Brands (www.fanniemay.com and www.harrylondon.com); gourmet foods from Greatfood.com® (www.greatfood.com); wine gifts from Ambrosia® (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) and DesignPac Giftssm (www.designpac.com) as well as Home Decor and Children’s Gifts from Plow & Hearth® (1-800-627-1712 or www.plowandhearth.com), Wind & Weather® (www.windandweather.com), HearthSong® (www.hearthsong.com) and Magic Cabin® (www.magiccabin.com). 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ Global Select Market under ticker symbol FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for continued improvement in revenues, EBITDA and EPS and the Company’s guidance with respect to fiscal 2008, including its fiscal fourth quarter. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its revenue and profitability growth guidance for fiscal year 2009, its ability to improve its operating expense ratio and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; it’s ability to generate forecasted levels of free cash flow; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2007 and its subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Conference Call:

The Company will conduct a conference call to discuss the attached financial results today, Thursday, August 7, 2008 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within 2 hours of the call’s completion. A replay of the call can be accessed via telephone beginning at 2:00 p.m. (EDT) on 8/7/08 through midnight on 8/10/08 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter replay pass code #: 4313267.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets
(In thousands)

	June 29, 2008 (unaudited)	July 1, 2007

Assets
Current assets:
Cash and equivalents	$12,124	$16,087
Receivables, net	13,443	17,010
Inventories	67,283	62,051
Deferred tax assets	7,977	19,260
Prepaid and other	8,723	9,576
Total current assets	109,550	123,984

Property, plant and equipment, net	65,737	62,561
Goodwill	124,164	112,131
Other intangibles, net	68,760	52,750
Other assets	3,127	1,081
Total assets	$371,338	$352,507

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$63,248	$62,433
Current maturities of long-term debt and obligations under capital leases	12,886	10,132
Total current liabilities	76,134	72,565

Long-term debt and obligations under capital leases	55,250	68,000
Deferred tax liabilities	5,527	8,230
Other liabilities	2,962	2,681
Total liabilities	139,873	151,476
Total stockholders’ equity	231,465	201,031
Total liabilities and stockholders’ equity	$371,338	$352,507

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (Unaudited)
(In thousands, except for per share data)

	Three Months Ended		Year Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Net revenues:
E-commerce (combined online and telephonic)	$183,710	$194,228	$749,857	$749,238
Other	36,103	37,593	169,535	163,360

Total net revenues	219,813	231,821	919,392	912,598

Cost of revenues	128,501	132,833	525,638	520,132

Gross profit	91,312	98,988	393,754	392,466

Operating expenses:
Marketing and sales	59,644	61,873	256,604	262,303
Technology and development	5,370	5,485	21,539	21,316
General and administrative	14,064	14,545	57,881	56,017
Depreciation and amortization	5,515	4,812	20,363	17,837

Total operating expenses	84,593	86,715	356,387	357,473

Operating income	6,719	12,273	37,367	34,993

Other income (expense):
Interest income	163	587	999	1,381
Interest expense	(726)	(1,586)	(5,081)	(7,390)
Other	30	20	85	25

Total other income (expense), net	(533)	(979)	(3,997)	(5,984)

Income before income taxes	6,186	11,294	33,370	29,009
Income tax expense	1,888	4,732	12,316	11,891

Net income	$4,298	$6,562	21,054	17,118

Net Income per common share:
Basic	$0.07	$0.10	$0.33	$0.27
Diluted	$0.07	$0.10	$0.32	$0.26
Weighted average shares used in the calculation of net income per common share:
Basic	63,386	62,502	63,074	63,786
Diluted	65,462	64,925	65,458	65,526

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Year Ended
	June 29, 2008	July 1, 2007

Operating activities
Net income	$21,054	$17,118
Reconciliation of net income to net cash provided by operations:
Depreciation and amortization	20,363	17,837
Deferred income taxes	8,580	10,325
Excess tax benefits from stock based compensation	(2,196)	-
Bad debt expense	2,203	1,880
Stock based compensation	3,534	4,600
Other non-cash items	810	(791)
Changes in operating items:
Receivables	1,422	(5,737)
Inventories	(4,410)	(9,800)
Prepaid and other	889	771
Accounts payable and accrued expenses	7,285	(5,562)
Other assets	(1,926)	177
Other liabilities	294	1,523

Net cash provided by operating activities	57,902	32,341

Investing activities
Acquisitions, net of cash acquired	(37,849)	(347)
Capital expenditures	(19,942)	(18,043)
Dispositions	463	1,463
Other	(387)	242
Net cash used in investing activities	(57,715)	(16,685)
Financing activities
Acquisition of treasury stock	(1,079)	(15,877)
Proceeds from employee stock options	4,729	2,007
Excess tax benefits from stock based compensation	2,196	-
Proceeds from bank borrowings	110,000	110,000
Repayment of notes payable and bank borrowings	(119,966)	(119,913)
Repayment of capital lease obligations	(30)	(385)
Net cash used in financing activities	(4,150)	(24,168)

Net change in cash and equivalents	(3,963)	(8,512)
Cash and equivalents:
Beginning of period	16,087	24,599
End of period	$12,124	$16,087

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information
(in thousands)
(unaudited)

	Three Months Ended			Year Ended
	June 29, 2008	July 1, 2007	% Change	June 29, 2008	July 1, 2007	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$149,009	$153,953	(3.2%)	$491,696	$491,404	0.1%
BloomNet Wire Service	15,455	14,830	4.2%	53,488	44,379	20.5%
Gourmet Food & Gift Baskets	22,856	25,935	(11.9%)	196,298	192,698	1.9%
Home & Children’s Gifts	32,868	37,429	(12.2%)	180,181	186,948	(3.6%)
Corporate (*)	350	473	(26.0%)	2,431	1,652	47.2%
Intercompany eliminations	(725)	(799)	9.3%	(4,702)	(4,483)	(4.9%)
Total net revenues	$219,813	$231,821	(5.2%)	$919,392	$912,598	0.7%
	Three Months Ended			Year Ended
	June 29, 2008	July 1, 2007	% Change	June 29, 2008	July 1, 2007	% Change

Gross profit:
1-800-Flowers.com Consumer Floral	$57,719	$61,908	(6.8%)	$190,259	$192,921	(1.4%)
	38.7%	40.2%		38.7%	39.3%

BloomNet Wire Service	8,779	8,355	5.1%	30,080	24,844	21.1%
	56.8%	56.3%		56.2%	56.0%

Gourmet Food & Gift Baskets	9,711	11,585	(16.2%)	91,713	88,207	4.0%
	42.5%	44.7%		46.7%	45.8%

Home & Children’s Gifts	15,118	17,037	(11.3%)	81,459	85,899	(5.2%)
	46.0%	45.5%		45.2%	45.9%

Corporate (*)	128	133	(3.8%)	970	764	27.0%
	36.6%	28.1%		39.9%	46.2%

Intercompany eliminations	(143)	(30)		(727)	(169)
Total gross profit	$91,312	$98,988	(7.8%)	$393,754	$392,466	0.3%
	41.5%	42.7%		42.8%	43.0%
	Three Months Ended			Year Ended
	June 29, 2008	July 1, 2007	% Change	June 29, 2008	July 1, 2007	% Change

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$20,240	$24,712	(18.1%)	$62,967	$65,166	(3.4%)
BloomNet Wire Service	5,926	5,369	10.4%	18,509	14,162	30.7%
Gourmet Food & Gift Baskets	(1,745)	793	(320.1%)	24,593	26,377	(6.8%)
Home & Children’s Gifts	226	(111)	303.6%	3,438	(1,215)	383.0%
Category Contribution Margin Subtotal	$24,647	$30,763	(19.9%)	$109,507	$104,490	4.8%
Corporate (*)	(12,413)	(13,678)	9.2%	(51,777)	(51,660)	(0.2%)
EBITDA	$12,234	$17,085	(28.4%)	$57,730	$52,830	9.3%
(*) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.
1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information
Appendix A – Reconciliations of Historical Information
(In thousands)
(unaudited)

Reconciliation of Net Income to EBITDA:

	Three Months Ended		Year Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Net income	$4,298	$6,562	$21,054	$17,118
Add:
Interest expense	726	1,586	5,081	7,390
Depreciation and amortization	5,515	4,812	20,363	17,837
Income tax expense	1,888	4,732	12,316	11,891
Less:
Interest income	163	587	999	1,381
Other income	30	20	85	25
EBITDA	$12,234	$17,085	$57,730	$52,830

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Steven Jarmon, 516-237-4675
sjarmon@1800flowers.com